Exhibit (a)(9)

FOR IMMEDIATE RELEASE

IPG ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER FOR UP TO 370,000 SHARES
OF ITS 5¼% SERIES B CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
(CUSIP NOS. 460690 803 AND 460690 407)

New York, NY – May 27, 2010 – The Interpublic Group of Companies, Inc. (“IPG”) (NYSE:IPG) announced today the final results of its offer to purchase for cash up to 370,000 shares of its outstanding 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (the “Preferred Shares”) at a purchase price of $869.86 per share (the “Purchase Price”).  The tender offer commenced on April 29, 2010 and expired at midnight on May 26, 2010 (the “Expiration Time”).

In addition to the Purchase Price, Holders that validly tendered their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends to, but not including, the payment date on such Preferred Shares that are accepted for purchase by IPG.

Based on the count by Global Bondholder Services Corporation, the Depositary for the tender offer, 303,526 Preferred Shares were validly tendered in the tender offer.  IPG has accepted for payment 303,526 Preferred Shares for a total cost of approximately $265,884,228 including accrued and unpaid dividends.  The number of Preferred Shares that IPG has purchased represents approximately 57.8% of the Preferred Shares outstanding.  The Depositary will promptly issue payment for the Preferred Shares validly tendered and accepted under the tender offer.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. served as dealer managers for the tender offer, and Global Bondholder Service Corporation served as the information agent and the depositary.  Questions regarding the tender offer may be directed to: Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll-free) or (212) 761-8663 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or (212) 723-7367 (collect).

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax